Exhibit 99.1

THE HANOVER INSURANCE GROUP, INC. REPORTS INCREASE IN 2007 FIRST QUARTER EARNINGS:

NET INCOME OF $1.22 PER SHARE COMPARED TO $0.75 PER SHARE LAST YEAR; INCOME FROM CONTINUING OPERATIONS OF $1.23 PER SHARE COMPARED TO $1.12 PER SHARE LAST YEAR

WORCESTER, Mass., April 30, 2007—The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the first quarter of $63.6 million, or $1.22 per share, compared to $40.5 million, or $0.75 per share, in the first quarter of last year. Net income in the first quarter of 2006 was primarily impacted by an additional recorded loss on the prior disposal of our variable life insurance and annuity business in the amount of $20.1 million or $0.38 per share. In the first quarter of 2007, the impact from this transaction was only $0.2 million. Income from continuing operations was $63.8 million for the first quarter, or $1.23 per share, compared to $60.0 million, or $1.12 per share, in the first quarter of last year.

Total Property and Casualty pre-tax segment income was $100.9 million in the quarter, compared to $91.7 million in the first quarter of last year. The Personal Lines segment reported pre-tax segment earnings of $47.4 million in the first quarter of 2007, compared to $49.0 million in the first quarter of 2006, while the Commercial Lines segment reported pre-tax segment earnings of $49.0 million in the quarter, versus $39.0 million in 2006.

“We are off to a strong start with solid earnings growth,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group, Inc. “Market conditions were more challenging than we expected, but we continued to grow net written premium at almost 7% for the quarter while maintaining solid margins.”

Segment Results

The Hanover conducts its business in four operating segments. Property and casualty operations consist of three operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages. The Other Property and Casualty segment includes a block of run-off voluntary pools business in which we have not actively participated since 1995; AMGRO, Inc., a premium financing business; Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations; and earnings on holding company assets. The Life Companies, our fourth operating segment, include the run-off business of First Allmerica Financial Life Insurance Company (FAFLIC), principally consisting of traditional life insurance and retirement businesses.

The following table shows pre-tax segment income. It is presented in a manner consistent with the way management evaluates results and is set forth in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

	Quarter ended March 31 (In millions)
	2007	2006
Property and Casualty:
Personal Lines(1)	$47.4	$49.0
Commercial Lines(2)	$49.0	$39.0
Other Property and Casualty	$4.5	$3.7
Total Property & Casualty	$100.9	$91.7
Life Companies	($0.9)	($1.9)
Interest expense on corporate debt	($10.0)	($10.0)
Total pre-tax segment income	$90.0	$79.8
Federal income tax expense	$29.8	$23.6
Total segment income after taxes(3)	$60.2	$56.2

(1)	Includes Personal Lines pre-tax net impact of catastrophes of $7.2 million and $3.7 million for the first quarter of 2007 and 2006, respectively.

(2)	Includes Commercial Lines pre-tax net impact of catastrophes of $7.1 million and $3.6 million for the first quarter of 2007 and 2006, respectively.

(3)	See reconciliation from segment income to net income at the end of this document.

Property and Casualty

Property and Casualty segment income was $100.9 million in the first quarter of 2007, up from $91.7 million in the first quarter of 2006. Earnings were higher in the quarter due primarily to favorable development of prior-year loss reserves and growth, partially offset by higher underwriting and loss adjustment expenses and higher current accident year losses.

Property and Casualty highlights:

•	Net premiums written were $612.0 million in the first quarter of 2007, compared to $574.0 million in the first quarter of 2006, up 6.6%.

•	Net premiums earned were $584.4 million in the first quarter of 2007, compared to $540.9 million in the first quarter of 2006.

•	New business net premiums written were $154.8 million in the first quarter of 2007, representing an increase of 15.4% over the $134.2 million in the first quarter of 2006.

•

Favorable development of prior-year reserves was $52.0 million in the first quarter of 2007, compared to favorable development of $26.5 million in the first quarter of 2006, driven primarily by our Personal Auto and Workers’ Compensation Lines.

The following tables summarize the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended March 31
	2007	2006
Personal Lines losses (excluding catastrophes)	53.0%	53.5%
Personal Lines catastrophe-related losses	1.7%	1.1%
Total Personal Lines losses	54.7%	54.6%
Commercial Lines losses (excluding catastrophes)	37.7%	41.6%
Commercial Lines catastrophe-related losses	2.5%	1.8%
Total Commercial Lines losses	40.2%	43.4%
Total P&C Losses	49.1%	50.4%
Loss adjustment expenses	11.3%	10.1%
Policy acquisition and other underwriting expenses	33.4%	33.9%
Combined Ratio	93.8%	94.4%

Personal Lines

Personal Lines pre-tax segment income was $47.4 million in the quarter, compared to $49.0 million in the first quarter of 2006.

In the first quarter of 2007, pre-tax net impact of catastrophes was $7.2 million, compared to $3.7 million of pre-tax catastrophe losses in the first quarter of 2006. Excluding catastrophes, segment income was $54.6 million in the current quarter, compared to $52.7 million in the prior-year quarter, an increase of $1.9 million, primarily due to higher favorable development of prior-year loss reserves and higher net investment income partially offset by higher current accident year losses and higher underwriting and loss adjustment expenses. Prior-year reserves developed favorably by $21.5 million in 2007 compared to $7.3 million in the first quarter of 2006. The improvement in prior-year reserve development is driven by personal auto liability and relates primarily to our more recent accident years.

Net investment income was $29.5 million in the first quarter of 2007, up $2.9 million compared to the first quarter of last year, driven primarily by increased operating cash flows.

Current accident year loss ratios were higher in the first quarter of 2007 compared to the prior-year quarter. The increase in the current accident year loss ratio is due to an increase in non-catastrophe, weather related claims frequency in 2007, as well as the growth related expected increase in the current accident year loss ratio.

Additionally, underwriting and loss adjustment expenses were $5.3 million higher in the current quarter as compared to the prior year, primarily due to higher employee related expenses.

Personal Lines highlights:

•	Net premiums written were $366.3 million in the first quarter of 2007, compared to $341.6 million in the first quarter of 2006, up 7.2%.

•	Net premiums earned were $360.3 million in the first quarter of 2007, compared to $339.8 million in the first quarter of 2006.

•	New business net premiums written were $75.2 million in the first quarter of 2007, representing an increase of 25.3% compared to $60.0 million in the first quarter of 2006.

•	The Personal Lines GAAP combined ratio was 95.9% in the first quarter, versus 94.6% in the prior-year quarter.

•

The pre-tax net impact of catastrophes was $7.2 million, or 2.0 points of the combined ratio for the first quarter of 2007 compared to $3.7 million or 1.1 points of the combined ratio for the first quarter of 2006.

•

Favorable development of prior-year reserves was $21.5 million in the current quarter, compared to favorable development of $7.3 million in the first quarter of 2006; improving the personal lines combined ratio by 6.0 points and 2.1 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment income was $49.0 million in the first quarter of this year, compared to $39.0 million in the first quarter of 2006.

The pre-tax net impact of catastrophes in the first quarter of 2007 was $7.1 million, compared to $3.6 million for the first quarter of 2006. Excluding catastrophes, segment income was $56.1 million in the current quarter, compared to $42.6 million in the prior-year quarter, an increase of $13.5 million. This increase is primarily due to the favorable development of prior-year reserves and net earned premium growth partially offset by higher underwriting and loss adjustment expenses. The favorable development of prior-year reserves was $30.5 million in the first quarter of 2007, compared to $19.5 million in the prior-year quarter. The increase in favorable development of prior year reserves was most significant in workers’ compensation and commercial auto.

Net earned premium growth of 11% in the quarter also contributed to the increase in first quarter earnings.

Additionally, underwriting and loss adjustment expenses were $1.8 million higher in the current quarter, as compared to the prior-year quarter, due to higher employee-related expenses.

Commercial Lines highlights:

•	Net premiums written were $245.7 million in the first quarter of 2007, compared to $232.4 million in the first quarter of 2006, up 5.7%.

•	Net premiums earned were $224.1 million in the current quarter, compared to $201.1 million in the prior-year quarter.

•	New business net premiums written were $79.6 million in the first quarter of 2007, representing an increase of 7.3% compared to $74.2 million in the first quarter of 2006.

•	The Commercial Lines GAAP combined ratio was 90.8% in the first quarter, compared to 94.1% in the prior-year quarter.

•

The pre-tax net impact of catastrophes was $7.1 million, or 3.2 points of the combined ratio for the first quarter of 2007, compared to $3.6 million, or 1.8 points of the combined ratio for the first quarter of 2006.

•

Favorable development of prior-year reserves was $30.5 million in the first quarter of 2007, compared to favorable development of $19.5 million in the first quarter of 2006, improving the Commercial Lines combined ratio by 13.6 points and 9.7 points, respectively.

Other Property & Casualty

Other Property & Casualty pre-tax segment income was $4.5 million in the quarter, compared to $3.7 million in the prior-year quarter. Other Property & Casualty includes our run-off voluntary pools, premium financing and investment management operations.

Life Companies

Continuing Operations:

The continuing operations of the Life Companies consists of the FAFLIC retained business. The retained business primarily includes various blocks of traditional life insurance, group retirement business, guaranteed investment contract (GIC) businesses, and our discontinued group life and health business, including group life and health voluntary pools, which are all in run-off.

The Life Companies continuing operations reported a segment loss of $0.9 million in the first quarter of 2007, compared to a loss of $1.9 million in the first quarter of 2006, primarily attributable to lower expenses.

Investment Results

Net investment income was $80.2 million for the first quarter of 2007, compared to $80.3 million in the same period of 2006. Net investment income for the property and casualty segment increased by $4.2 million, to $60.7 million, for the first quarter of 2007, compared to the first quarter of 2006. This increase in property and casualty net investment income for the quarter was driven primarily by increased operating cash flows and a fixed maturity call premium payment. Offsetting the increase in property and casualty net investment income was a decrease in net investment income in the Life Companies of $4.4 million to $19.3 million. The decrease in Life Companies net investment income was driven by lower average invested assets, resulting from the maturities of long-term funding agreements and continued cash outflows from the run-off of the life operations.

First quarter 2007 pre-tax net realized investment gains were $2.3 million, compared to $5.6 million in the same period of 2006. In the first quarter 2007, pre-tax net realized gains on sales of fixed maturities of $2.8 million were partially offset by $0.5 million of capital losses resulting from impairments on certain fixed maturity securities. In the first quarter of 2006, pre-tax net realized investment gains of $10.4 million were primarily from sales of investments. These gains were partially offset by $4.8 million of capital losses resulting from impairments on certain fixed maturity securities.

Balance Sheet

Shareholders’ equity was $2.1 billion, or $40.92 per share at March 31, 2007, compared to $2.0 billion, or $39.10 per share, at December 31, 2006. Accumulated other comprehensive income book value was $41.33 per share at the close of the current quarter, compared to $39.88 per share at December 31, 2006.

Earnings Conference Call

The Hanover will host a conference call to discuss the Company’s first quarter results on Tuesday, May 1 at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call.

Statistical Supplement

The Hanover’s first quarter earnings press release and statistical supplement are also available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Certain statements in this release or in the above referenced conference call may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”. These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Katrina and Rita), the possibility of adverse judicial decisions, which expand policy coverage beyond its intended scope (such as recent decisions in Louisiana involving the so-called “flood” exclusions and so-called “Valued Policy Law”), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multivariate personal auto product and the homeowners tiered product), adverse loss development and adverse trends in mortality and morbidity and medical costs, change in the current favorable frequency and loss trends generally being experienced industry-wide, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including rate pressure), adverse state and federal legislation or regulation or regulatory actions (such as recent mandated decrease in rates for Massachusetts personal automobile insurance and Florida homeowners policies), financial ratings actions, uncertainties in estimating the FIN 45 liability recorded in conjunction with certain indemnity obligations to Goldman Sachs in connection with the sale of the variable life insurance and annuity business (including with respect to existing and potential litigation and regulatory actions and the remediation of certain processing errors in connection with tax reporting), and various other factors.

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses or reserve development.

Segment income is net income excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net income to segment income and Property and Casualty segment income for the quarters ended March 31, 2007 and 2006 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 35 property and casualty insurers in the United States.

Contact Information

Investors: Sujata Mutalik E-mail: smutalik@hanover.com 1-508-855-3457	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

THE HANOVER INSURANCE GROUP, INC.

(In millions, except per share data)

	Quarter ended March 31
	2007	2006
Net income	$63.6	$40.5
Net income per share(1)	$1.22	$0.75
Weighted average shares (diluted)	51.9	53.6

The following is a reconciliation from segment income to net income(2):

PER SHARE DATA (DILUTED)(1)	Quarter ended March 31
	2007		2006
	$	Per Share	$	Per Share
Property and Casualty
Personal Lines	$47.4	—	$49.0	—
Commercial Lines	49.0	—	39.0	—
Other Property & Casualty	4.5	—	3.7	—
Total Property and Casualty	100.9	—	91.7	—
Life Companies	(0.9)	—	(1.9)	—
Interest expense on corporate debt	(10.0)	—	(10.0)	—
Total segment income	90.0	$1.73	79.8	$1.49
Federal income tax expense on P&C segment income	(34.1)	—	(28.9)	—
Federal income tax benefit on other segment income	4.3	—	5.3	—
Federal income tax expense on segment income	(29.8)	(0.57)	(23.6)	(0.44)
Total segment income after federal income taxes	60.2	1.16	56.2	1.05
Federal income tax settlement	2.4	0.04	—	—
Net realized investment gains, net of amortization	1.9	0.04	5.8	0.11
Restructuring costs	(—)	(—)	(0.3)	(0.01)
Federal income tax expense on non-segment income	(0.7)	(0.01)	(1.7)	(0.03)
Income from continuing operations, net of taxes	63.8	1.23	60.0	1.12
Loss on disposal of variable life insurance and annuity business, net of taxes	(0.2)	(0.01)	(20.1)	(0.38)
Income before cumulative effect of accounting change	63.6	1.22	39.9	0.74
Cumulative effect of change in accounting principle, net of taxes	—	—	0.6	0.01
Net income	$63.6	$1.22	$40.5	$0.75

(1)	Basic net income per share was $1.24 and $0.76 for the quarters ended March 31, 2007 and 2006, respectively.

(2)	In accordance with Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring and reorganization costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

Net income includes the following items by segment:

	Quarter ended March 31, 2007
	Personal Lines	Commercial Lines	Other Property & Casualty(2)	Life Companies	Total
Net realized investment gains (losses)(1)	(0.4)	(0.3)	1.0	1.6	1.9
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(0.2)	(0.2)
Federal Income Tax Settlement	—	—	—	2.4	2.4

	Quarter ended March 31, 2006
	Personal Lines	Commercial Lines	Other Property & Casualty(2)	Life Companies	Total
Net realized investment gains (losses)(1)	2.2	2.2	5.2	(3.8)	5.8
Loss on disposal of variable life insurance and annuity business, net of taxes	—	—	—	(20.1)	(20.1)
Restructuring costs	—	—	—	(0.3)	(0.3)
Cumulative effect of change in accounting principle, net of taxes	0.2	0.3	—	0.1	0.6

(1)	We manage investment assets for our property and casualty business based on the requirements of the entire property and casualty group. We allocate the investment income, expenses and realized gains (losses) to our Personal Lines, Commercial Lines and Other Property and Casualty segments based on actuarial information related to the underlying business.
(2)	Includes corporate eliminations.

All figures are unaudited.